EXHIBIT 21

                          MONUMENT SERIES FUND, INC.

                         SPECIMIN PRICE MAKE-UP SHEET

                                DECEMBER 12, 1997

                                                                     Total Offering
                                                  Outstanding           Price Per
  Fund                      Net Assets             Securities             Share
  ----                      ----------            -----------        ---------------
  Growth Fund                $50,500                  5,050               $10.00

 Aggressive Growth           $49,500                  4,950               $10.00
   Fund